Exhibit 99.2

                LifePoint Hospitals Announces Management Change

   BRENTWOOD, Tenn.--(BUSINESS WIRE)--April 26, 2007--LifePoint
Hospitals, Inc. (NASDAQ: LPNT) today announced that Michael J. Culotta tendered his resignation to the Company.

   William F. Carpenter III, president and chief executive officer of LifePoint, said, "Mike has been a valuable member of our senior management team for more than five years. We thank him for his contributions and wish him well in his future endeavors."

   The Company has initiated a search for a permanent Chief Financial Officer and expects to fill the position shortly.

   LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities in 19 states. Of the Company's 51 hospitals, 47 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals' non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering compassionate, high quality patient care; supporting physicians; creating an outstanding environment for employees; providing unmatched community value and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 21,000 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.



    CONTACT: LifePoint Hospitals, Inc.
             Penny L. Brake, 615-372-8532
             Vice President of Finance